EXHIBIT 99.1

Marlin Business Services Corp. Announces an Increase to Its 2002-A Warehouse Financing Facility to $175 Million

MOUNT LAUREL, N.J., Sept. 5, 2007 (PRIME NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today announced that certain of its affiliates entered into an amendment of its $100 million Series 2002-A warehouse financing facility structured with JPMorgan Chase Bank, NA. The amendment included a $75 million increase in the committed amount for a total commitment of $175 million and added Marlin's Business Capital Loan Product to the borrowing base. This facility which matures in March 2009, provides financing for Marlin's lease and loan originations. Marlin has total available warehouse commitments of $340 million.

"The increase of this facility is a reflection of Marlin's solid underwriting discipline, credit performance and its strong relationship with its funding partners," said Daniel P. Dyer, Chairman and CEO of Marlin Business Services Corp. "We could not be more pleased with the closing of this facility as it supports the future growth of our core leasing product and our new Business Capital Loan product."

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of equipment leasing and working capital solutions primarily to small businesses. The Company's principal operating subsidiary, Marlin Leasing Corporation, finances over 70 equipment categories in a segment of the market generally referred to as "small-ticket" leasing (i.e. leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. In addition to its executive offices in Mount Laurel, NJ, Marlin has regional offices in or near Atlanta, Chicago, Denver, Philadelphia and Salt Lake City. For more information, visit http://www.marlincorp.com or call toll free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4087

CONTACT:  Marlin Business Services Corp.
          Lynne Wilson, CFO
          888-479-9111, ext. 4108
          http://www.marlinleasing.com